Exhibit 23.1

December 16, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Restaurant Brands International Inc. of our report dated February 25, 2014 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Tim Hortons Inc. which appears in Tim Hortons Inc.’s Annual Report on Form 10-K for the year ended December 29, 2013 which is incorporated by reference in Restaurant Brands International Inc.’s prospectus filed on November 5, 2014, which is in turn incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario, Canada